MONOPAR THERAPEUTICS INC.
CONFIRMING STATEMENT
REGARDING AUTHORITY TO EXECUTE SECTION 16(a) REPORTS

This Statement confirms that the undersigned, Pharma Investments LLC c/o Monopar Therapeutics Inc., 1000 Skokie Blvd., Suite 350, Wilmette, IL 60091 (the “Insider”), has authorized and designated Kim R. Tsuchimoto and Chandler Robinson of Monopar Therapeutics Inc. (the “Company”), Ashley Graffeo and Robert Rupp, Esq. of Baker & Hostetler LLP, the Company’s United States legal counsel, and each of them (each of the foregoing is referred to as an “Authorized Signer”) to execute and file on the Insider’s behalf a Form ID and any and all Forms 3, 4 and 5 (including any amendments thereto) that the Insider may be required to file with the United States Securities and Exchange Commission under Section 16(a) of the Securities Exchange Act of 1934, as a result of the Insider’s ownership of, or transactions in, securities of the Company. The authority of the Authorized Signers under this Confirming Statement shall continue until the Insider is no longer required to file Forms 3, 4 and 5 with regard to the Insider’s ownership of, or transactions in, securities of the Company, unless earlier revoked in writing. The Insider acknowledges that none of the Authorized Signers is assuming any of the Insider’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

PHARMA INVESTMENTS LLC

/s/ Karl Leo
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By: Karl Leo, Manager